Exhibit 9

Law Department
The Lincoln National Life Insurance Company
350 Church Street
Hartford, CT 06103

Scott C. Durocher
Counsel
Phone: 860-466-1222
Scott.Durocher@LFG.com

September 27, 2011

VIA EDGAR

Lincoln Life & Annuity Company of New York
100 Madison Street, 18th Floor
Syracuse, NY 13202

Re:       Lincoln Life & Annuity Variable Annuity Account H
American Legacy® Fusion
(File Nos. 811-08441; 333-176216)

Ladies and Gentlemen:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

I am of the opinion that upon acceptance by Lincoln Life & Annuity Variable Annuity Account H (the “Account”), a segregated account of Lincoln Life & Annuity Company of New York (“Lincoln New York”), of contributions from a person pursuant to an annuity contract issued in accordance with the prospectus contained in the registration statement on Form N-4, and upon compliance with applicable law, such person will have a legally issued interest in his or her individual account with the Account, and the securities issued will represent binding obligations of Lincoln New York.

I consent to the filing of this Opinion as an exhibit to the Account’s Pre-Effective Amendment to the Registration Statement on Form N-4.

Sincerely,

/s/ Scott C. Durocher

Scott C. Durocher
Counsel